EXHIBIT 1.0

Professor Richard Gallo, leading researcher in the field of skin, joins Ceragenix's Scientific Advisory Board.

 (Denver, CO) Ceragenix Pharmaceuticals, Inc. ("Ceragenix" or the "Company") (OTCBB:CGXP) today announced that Professor Richard Gallo has joined the Company's Scientific Advisory Board. Professor Gallo is Chief of the Division of Dermatology of the University of California, San Diego and is a leading investigator in the field of skin research. He received his medical training at the University of Rochester, where he also received his PhD in Radiation Biology and Biophysics. Following an internship in Pediatrics at Johns Hopkins, Dr. Gallo trained at Harvard for clinical Dermatology and completed a post-doctoral fellowship there in Developmental Biology. His research focuses on the role of the innate immune system in skin health and disease, focusing on antimicrobial peptides and aspects of the interaction of the skin with the immune system. He has contributed several landmark observations to the field of Dermatology including the first description of an antimicrobial peptide in mammalian skin, the first demonstration that mammals depend on antimicrobial peptides for defense against infection, and the first association of a human disease (atopic eczema) with a defect in antimicrobial peptide production. His work has been seen in some of the most prestigious scientific and medical journals such as Nature and The New England Journal of Medicine. He is currently associate editor of the Journal of Dermatologic Science and the European Journal of Dermatology as well as Editor of a new textbook, Antimicrobial Peptides in Health and Human Disease.

Ceragenix is currently developing Epiceram™, a topical cream for the treatment of atopic dermatitis and is engaged in preclinical development of its "Cationic Steroid Antibiotics" which are non-peptide mimics of the naturally occurring antimicrobial peptides found in the skin and throughout the body.

Steven Porter, Chairman and CEO of Ceragenix stated: "We are very pleased to have Professor Gallo join our Scientific Advisory Board and we look forward to working closely with him in the development of our novel dermatological and anti-infective products."

About Ceragenix

Ceragenix is a development-stage biopharmaceutical company focused on dermatology and infectious disease. Ceragenix's patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams -- EpiCeram(tm) and NeoCeram(tm) -- that form human-identical skin barriers. Defects in the skin's barrier function play critical roles in the pathogenesis of skin diseases such as eczema, irritant contact dermatitis, and other common skin disorders. The Company's patented Cationic Steroid Antibiotic (CSA) technology provides the basis for its novel antimicrobial medical device coating that may be attached to various medical devices to provide potentially long duration antimicrobial activity. Ceragenix also plans to develop CSAs for use as topical and systemic antibiotic therapies in the treatment of skin infections (MRSA), burn wound infections, eye infections, and other indications.

Forward-Looking Statements

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities, receiving the necessary marketing clearance approvals from the FDA, successful clinical trials of the company's planned products, the ability of the company to commercialize its planned products, market acceptance of the company's planned products, and the company's ability to successfully compete in the marketplace. Although management believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved. For further information, please see the company's filings with the SEC, including its Forms SB-2, 10-KSB, 10-QSB, and 8-K. The company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

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Contact:
     Ceragenix
     Steven Porter, 720-946-6440
     or
     CEOcast, Inc.
     Ed Lewis, 212-732-4300